                                                                      EXHIBIT 10
                       SECOND AMENDED EMPLOYMENT AGREEMENT
                       -----------------------------------


         This SECOND AMENDED EMPLOYMENT AGREEMENT ("Agreement"), effective as of April 1, 1997 between HEALTH CARE AND RETIREMENT CORPORATION OF AMERICA, an Ohio corporation (the "Company"), HEALTH CARE AND RETIREMENT CORPORATION, a Delaware corporation and sole stockholder of the Company ("HCR) and M. KEITH WEIKEL ("Employee"), supersedes and replaces all prior employment agreements between the parties hereto.

                                    RECITALS
                                    --------

A. The Company has agreed to employ Employee in the position and at the base rate of pay set forth on Schedule I.

B. The Company has further agreed to provide severance benefits to Employee upon a termination of Employee's employment resulting from certain specified events.

C. The Company wishes to insure that its senior executives and other key employees are not practically disabled from discharging their duties in respect to a proposed or actual transaction involving a Change in Control.

D. The Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for certain of its senior executive officers and other key employees, including Employee, applicable in the event of a Change in Control.

                                     EVENTS
                                     ------

         In consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employee and the Company hereby agree as follows:

         1. CERTAIN DEFINED TERMS. The following terms have the meanings set forth below:

                  (a) "Accounting Firm" is defined in Section 10(b).

                  (b) "Aggregate Cash Compensation" means the sum of Base Pay and Employee's cash bonuses pursuant to the Company's Annual Incentive Plan and Performance Award Plan as in effect at any time of determination.

                  (c) "Base Pay" means Employee's annual base salary as in effect at any time of determination.

                  (d) "Board" means the Board of Directors of HCR.

                  (e) "Cause" means Employee's financial dishonesty, fraud in the performance of his duties, willful failure to perform assigned duties hereunder or the commission of a felony.

                  (f) "Change in Control" means the occurrence during the Protected Term of any of the following events:

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                           (i) HCR is merged, consolidated or reorganized into
                  or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than sixty-five percent of the combined voting power of the then outstanding securities of such resulting corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of HCR immediately prior to such transaction;

                           (ii) HCR sells or otherwise transfers all or
                  substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than sixty-five percent of the combined voting power of the then outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of HCR immediately prior to such sale or transfer;

                           (iii) There is a report filed on Schedule 13D or
                  Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 15% or more of the then outstanding Voting Stock of HCR;

                           (iv) HCR files a report or proxy statement with the
                  Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of HCR has occurred or will occur in the future pursuant to any then existing contract or transaction; or

                           (v) If, during any consecutive twelve month period,
                  individuals who at the beginning of any such period constitute the Directors cease for any reason to constitute at least a majority thereof, PROVIDED, HOWEVER, that for purposes of this clause (v) each Director who is first elected, or first nominated for election by HCR's stockholders, by a vote of at least one-half of the Directors (or a committee thereof) then still in office who were Directors at the beginning of any such period will be deemed to have been a Director at the beginning of such period.

                  Notwithstanding the foregoing provisions of Sections 1(f)(iii) or 1(f)(iv), unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" shall not be deemed to have occurred for purposes of Sections 1(f)(iii) or 1(f)(iv) solely because
         (1) HCR, (2) any Subsidiary (including, without limitation, the Company) or (3) any employee stock ownership plan or any other employee benefit plan of HCR or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock of HCR, whether in excess of 15% or otherwise, or because HCR reports that a change in control of HCR has occurred or will occur in the future by reason of such beneficial ownership.

                  (g) "Competing Business" shall mean any person, corporation or other entity engaged in the United States of America in providing long-term care, skilled nursing or rehabilitative services or selling or attempting to sell or providing or attempting to provide any




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         other product or service which is the same as or similar to products or services sold or provided by the Company within the last 2 years prior to termination of Employee's employment hereunder.

                  (h) "Continuation Period" means the thirty-six months immediately following the Termination Date.

                  (i) "Director" means a member of the Board.

                  (j) "Employee Benefits" means the perquisites and benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Employee is entitled to participate at any time of determination, including, without limitation, any stock option, stock purchase, stock appreciation, savings, pension, supplemental employee retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies.

                  (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (l) "Excise Tax" is defined in Section 10(a).

                  (m) "Gross-Up Payment" is defined in Section 10(a).

                  (n) "ISO" is defined in Section 10(a).

                  (o) "Payment" is defined in Section 10(a).

                  (p) "Protected Term" means the period commencing as of the date hereof and expiring as of the close of business on March 31, 2000; PROVIDED, HOWEVER, that: (i) commencing on April 1, 1998 and each April 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than December 31 of the immediately preceding year, the Company or Employee shall have given notice that it or Employee, as the case may be, does not wish to have the Protected Term extended; and (ii) except as otherwise provided in the last sentence of Section 12, if, prior to a Change in Control, Employee ceases for any reason to be an employee of the Company, thereupon without further action the Protected Term shall be deemed to have expired and Sections 8, 10, 11 and 14(a) and the last sentence of
         Section 12 of this Agreement and the portion of any other provision of this Agreement that incorporates such provisions will immediately terminate and be of no further effect. For purposes of this Section 1(p), Employee shall not be deemed to have ceased to be an employee of the Company by reason of the transfer of Employee's employment between or among HCR and the Company or any other Subsidiary.

                  (q) "Severance Period" means the period of time commencing on the date of the occurrence of a Change in Control and continuing until the earliest of (i) the third anniversary of the occurrence of the Change in Control (ii) Employee's death, or (ii) Employee's attainment of age 65.

                  (r) "Severance Benefits" are defined in Section 8(b).



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                  (s) "Subsidiary" means any entity in which HCR directly or indirectly beneficially owns 50% or more of the then outstanding Voting Stock.

                  (t) "Termination Date" means the effective date of Employee's termination of employment with the Company; provided that for purposes of this Section 1(t), Employee shall not be deemed to have ceased to be an employee of the Company by reason of the transfer of Employee's employment between or among HCR and the Company or any other Subsidiary.

                  (u) "Underpayment" is defined in Section 10(a).

                  (v) "Voting Stock" means securities entitled to vote generally in the election of directors.

         2. SALARY AND POSITION. Employee's Base Pay and job title shown on
Schedule I are correct as of the date hereof and in accordance with Employee's understanding.

         3. AT-WILL EMPLOYMENT. Employee's employment with the Company is not for any specified term and may be terminated by Employee or by the Company at any time for any reason, with or without Cause.

         4. NO OTHER AGREEMENTS. Except as specifically set forth herein and in
Schedule II attached hereto, Employee represents and warrants that there are no other written or oral agreements, understandings or commitments relating to Employee's future employment, work assignments, compensation (including compensation upon termination), benefits, or any other term or condition of employment.

         5. ENTIRE AGREEMENT. This Agreement and the agreements listed in
Schedule II attached hereto constitute the complete agreement between Employee and the Company regarding any and all aspects of their employment relationship and supersede any and all prior written or oral agreements, understandings or commitments. Employee understands that no representative of the Company has been authorized to enter into any agreement, understanding or commitment with Employee which is inconsistent in any way with the terms of this Agreement.

         6. PROHIBITION AGAINST AMENDMENT. Employee's Base Pay may be modified by the Company at any time in its sole discretion. The retirement and benefit plans set forth in Schedule II attached hereto in which Employee is entitled to participate may be improved, reduced or terminated by the Company at any time in its sole discretion; provided, however, that no vested or accrued benefit shall be adversely affected. No term set forth in this Agreement, including without limitation the terms set forth in Section 3 hereof, may be modified in any way except by a written agreement signed by Employee and by an authorized representative of the Company which expressly states the intention of the parties to modify the terms of this Agreement.

         7. SEVERANCE PAYMENT NOT FOLLOWING A CHANGE IN CONTROL. Except as provided in Section 8:

                  (a) Upon the termination of Employee's employment as a result of Employee's electing to resign his employment or to retire without the consent of the Company, no payments shall be required or made pursuant to this Section 7.




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                  (b) Upon the termination of Employee's employment by the
         Company for Cause, no payments shall be required or made pursuant to this Section 7.

                  (c) Upon the termination of Employee's employment by the Company for any reason other than for Cause or disability, the Company shall continue payment of Employee's Base Pay, at the rate then in effect on the Termination Date, for a period of one year after such Termination Date. The Company shall give thirty (30) days written notice of any such termination which notice shall specify the Termination Date.

                  (d) Upon the termination of Employee's employment as a result of the death of Employee, the Company shall continue payment of Employee's Base Pay, at the rate then in effect on the Termination Date, for a period of one year after such Termination Date; PROVIDED, HOWEVER, that such payments shall be offset by any survivor benefits, excluding life insurance proceeds, received by Employee's spouse or other designated beneficiary under the Company's plans, programs and policies.

                  (e) Upon the termination of Employee's employment as a result of his becoming unable to perform his duties due to a disability as established by the award of long-term disability benefits under the Company's long-term disability plan, the Company may terminate Employee's employment by giving Employee thirty (30) days written notice of its intention to terminate. In such event, Company shall continue payment of Employee's Base Pay, at the rate then in effect on the Termination Date, for a period of one year after such Termination Date; PROVIDED, HOWEVER, that such payments shall be offset by any disability benefits received by Employee, or his legal guardian, under the Company's plans, programs and policies.

                  (f) Notwithstanding anything to the contrary contained in this
         Section 7, upon the termination of Employee's employment for any reason other than pursuant to Section 8, whether voluntarily or involuntarily and whether with or without Cause, Employee shall be entitled to the payments provided for hereunder and such rights as he otherwise has under the Company's Restricted Stock Plan and the Company's Stock Option Plan in the circumstances of his particular termination.

         8.   TERMINATION FOLLOWING A CHANGE IN CONTROL.

                  (a) ELIGIBILITY FOR SEVERANCE BENEFITS.

                           (i) If, during the Severance Period, Employee's
                  employment is terminated by the Company other than for Cause and other than as a result of his death or disability pursuant to Section 7(d) or (e), Employee shall be entitled to the Severance Benefits.

                           (ii) Following the consummation of a Change in
                  Control, Employee may elect, within the 60-day period following the occurrence of one of the following events, to terminate employment with the Company and receive the Severance Benefits (pursuant to written notice to the Board specifying the effective date of such termination which shall not be earlier than the date of the Board's receipt of such notice and shall not be later than the end of such 60-day period):



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                  (A) Failure to elect or reelect or otherwise to maintain
         Employee in the office or position, or a substantially equivalent office or position, of or with the Company or successor, as the case may be, which Employee held immediately prior to a Change in Control, or the removal of Employee as a Director (or as a member of the board of directors of any successor thereto) if Employee shall have been a Director immediately prior to the Change in Control;

                  (B) The occurrence of any of the following:

                           (I) a significant adverse change in the nature or
                  scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company or successor, as the case may be, which Employee held immediately prior to the Change in Control;

                           (II) a reduction in Employee's Base Pay as in effect
                  immediately prior to the Change in Control;

                           (III) a material reduction in the scope or value of
                  Employee Benefits as in effect immediately prior to a Change in Control; or

                           (IV) any material breach of this Agreement by the
                  Company or any successor thereto,

                  which situation is not remedied within 10 calendar days after written notice to the Board (or the board of any successor) from Employee;

                  (C) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the surviving or successor entity, if other than the Company (by liquidation, merger, consolidation, reorganization, transfer or otherwise), to which all or substantially all of such business and/or assets have been transferred (directly or by operation of law) assumes all duties and obligations of the Company under this Agreement pursuant to Section 16(a); or

                  (D) The Company or any successor, as the case may be, by which Employee is employed relocates its principal executive offices, or requires Employee to have his principal location of work changed, to any location which increases by more than 25 miles Employee's commute to such location immediately prior to the Change in Control, or requires Employee to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than the average of such time that was required of Employee in the three full years immediately prior to the Change of Control without, in either case, his prior written consent.




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                           (iii) If Employee elects to terminate employment with
                  the Company or any successor, as the case may be, for any reason, or without reason, during such portion of the 180-day period immediately following the first anniversary of the occurrence of any Change in Control that falls within the Severance Period, Employee shall be entitled to the Severance Benefits.

                  (B) SEVERANCE BENEFITS. If, following the occurrence of a Change in Control, Employee's employment with the Company is terminated pursuant to Section 8(a)(i), (ii) or (iii), the Company will pay to Employee the following amounts within five business days after the Termination Date and will provide to Employee the following benefits (collectively, the "Severance Benefits"):

                           (i) A lump sum payment equal to three times the
                  highest Aggregate Cash Compensation paid or payable to Employee for any of the three calendar years preceding the year in which the Termination Date occurs or for the year in which the Termination Date occurs if the Termination Date occurs after the end of the first quarter; for purposes of this Section 8(b)(i), if the Company's financial performance for the year-to-date period preceding the Termination Date is consistent with budgeted levels (as certified by the Compensation Committee) then the Aggregate Cash Compensation for the year in which the Termination Date occurs shall be assumed to be equal to the sum of: (A) the Employee's Base Pay, (B) the Employee's Annual Incentive Plan bonus payable for the year in which the Termination Date occurs, calculated by multiplying the product of the Employee's Base Pay and the Employee's bonus percentage by 150%, and (C) the Employee's Performance Award Plan award payable for the award period ending with the year in which the Termination Date occurs as if the earnings per share growth rate for such year were assumed to be the actual growth rate for the year-to-date period prior to the Termination Date;

                           (ii) During the Continuation Period:

                                    (A) the Company will arrange to provide
                           Employee with group medical, dental and vision benefits substantially similar to those which Employee was receiving or entitled to receive immediately prior to the Change in Control; and

                                    (B) the Company (or successor) will provide
                           Employee the use of office space, furnishings and secretarial support services comparable to those provided to Employee immediately prior to the Change in Control;

                                    If and to the extent that any benefit
                           described in Section 8(b)(ii)(A) is not or cannot be paid or provided under any policy, plan program or arrangement of the Company, then the Company will pay or provide for the payment to Employee, his dependents and beneficiaries, of such Employee Benefits in any manner selected by the Company. Without otherwise limiting the purposes or effect of
                           Section 8, Employee Benefits otherwise receivable by Employee pursuant to Section 8(b)(ii)(A) will be reduced to the extent comparable welfare benefits are actually received by Employee from another employer during the Continuation Period, and any such benefits received by Employee shall be reported by Employee to the Company.




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                           (iii) The Company shall take whatever action is
                  necessary to fund completely any split-dollar life insurance arrangement maintained by the Company for the benefit of Employee, effective as of the Termination Date and based upon Employee's service through the end of the Continuation Period;

                           (iv) Effective as of the Termination Date, Employee
                  will be credited with service with the Company for an additional 36 months for the purpose of determining service credits and benefits due and payable to Employee under the Company's retirement income, supplemental retirement and other benefit plans of the Company applicable to Employee, his dependents or his beneficiaries immediately prior to the Change in Control; and

                           (v) Employee shall be permitted to elect to defer
                  receipt of amounts payable to him, if any, under the Company's Senior Management Savings Plan and Senior Management Savings Plan for Corporate Officers until any date not later than the expiration of the Continuation Period.

                  (c) Without limiting the rights of Employee at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided under this Section 8 on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of THE WALL STREET JOURNAL. Any change in such prime rate will be effective on and as of the date such change is so published.

                  (d) Notwithstanding any other provision hereof, the parties' respective rights and obligations under this Section 8 and under
         Section 11 will survive:

                           (i) any termination or expiration of this Agreement
                  following a Change in Control prior to the expiration of the Protected Term; and

                           (ii) the termination of Employee's employment for any
                  reason whatsoever following a Change in Control prior to the expiration of the Protected Term.

         9. NO SET-OFF; NO MITIGATION OBLIGATION. The Company hereby acknowledges that it will be difficult and may be impossible (a) for Employee to find reasonably comparable employment following the Termination Date; and (b) to measure the amount of damages which Employee may suffer as a result of termination of employment hereunder. In addition, the Company acknowledges that its severance pay plans applicable to corporate officers do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Company to Employee in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and Employee will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Employee hereunder or otherwise, except as expressly provided in Sections 7(d) and (e) and the last sentence of Section 8 (b)(ii).





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         10. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event that a Change in Control occurs prior to the expiration of the Protected Term and it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (collectively, a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Internal Revenue Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); PROVIDED, HOWEVER, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to: (i) any incentive stock option, as defined by
         Section 422 of the Internal Revenue Code ("ISO"), granted prior to the execution of this Agreement; or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by Employee of all taxes, including any Excise Tax (and including any interest or penalties imposed with respect to such taxes), imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  (b) Subject to the provisions of Section 10(f) hereof, all determinations required to be made under this Section 10, including whether an Excise Tax is payable by Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Employee and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Company. The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and Employee within thirty (30) calendar days after any Termination Date arising pursuant to Section 8(a). If the Accounting Firm determines that any Excise Tax is payable by Employee, the Company shall pay the required Gross-Up Payment to Employee within five (5) business days after receipt of such determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall, at the same time as it makes such determination, furnish the Company and Employee an opinion that Employee has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 10(f) hereof and Employee thereafter is required to make a payment of any Excise Tax, Employee shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Employee as promptly as possible. Any such





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         Underpayment shall be promptly paid by the Company to, or for the benefit of, Employee within five business days after receipt of such determination and calculations.

                  (c) The Company and Employee shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or Employee, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination and calculations contemplated by Section 10(b) hereof. Except as contemplated by Sections 10(f) or 10(g), any final determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and Employee.

                  (d) The federal, state and local income or other tax returns filed by Employee shall be prepared and filed on a consistent basis with the determinations of the Accounting Firm with respect to the Excise Tax payable by Employee. Employee shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the company true and correct copies (with any amendments ) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Employee's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Employee shall within five business days pay to the Company the amount of such reduction.

                  (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 10(b) hereof shall be borne by the Company.

                  (f) Employee shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after Employee actually receives notice of such claim and Employee shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Employee). Employee shall not pay such claim prior to the earlier of: (i) the expiration of the ten (10) calendar day period following the date on which he gives such notice to the Company; and (ii) the date that any payment of such amount with respect to such claim is due. If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                           (A) provide the Company with any written records or
                  documents in his possession relating to such claim reasonably requested by the Company;

                           (B) take such action in connection with contesting
                  such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;




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                           (C) cooperate with the Company in good faith in order
                  effectively to contest such claim; and

                           (D) permit the Company to participate in any
                  proceedings relating to such claim;

         PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 10(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 10(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Employee may participate therein at his own cost and expense) and may, at its option, either direct Employee to pay the tax claimed and sue for refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs Employee to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to Employee on an interest-free basis and shall indemnify and hold Employee harmless, on an after tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and PROVIDED, FURTHER, HOWEVER, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (g) If, after the receipt by Employee of any amount advanced by the Company pursuant to Section 10(f) hereof, Employee receives any refund with respect to such claim, Employee shall (subject to the Company's complying with the requirements of Section 10(f) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Employee of any amount advanced by the Company pursuant to Section 10(f) hereof, a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to Employee pursuant to this Section 10.

         11. LEGAL FEES AND EXPENSES. It is the intent of the Company that Employee not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Employee's rights under
Section 8 of this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to Employee hereunder. Accordingly, if the Company fails to comply with any of its obligations under this

Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Employee the benefits provided or intended to be provided to Employee hereunder, the Company irrevocably authorizes Employee from time to time to retain counsel of Employee's choice, at the expense of the Company as hereafter provided, to advise and represent Employee in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Without respect to whether Employee prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys' and related fees and expenses by Employee in connection with any of the foregoing.

         12. EMPLOYMENT RIGHTS: TERMINATION PRIOR TO CHANGE IN CONTROL. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or Employee to have Employee remain in the employment of the Company prior to or following any Change in Control. Any termination of employment of Employee by the Company other than for Cause or by reason of his death or disability pursuant to Sections 7(b), (d) or (e) during the period beginning on the date that is sixty (60) days prior to the date of the first public announcement by the Company of the potential occurrence of an event that would constitute a Change in Control and ending on the date of consummation of such Change in Control shall be deemed to be a termination of Employee after a Change in Control for purposes of this Agreement.

         13. NON-COMPETITION/NON-SOLICITATION.

                  (a) COVENANT NOT TO COMPETE. Employee covenants and agrees that during the period of Employee's employment hereunder and for a period of one (1) year following the termination of Employee's employment, including without limitation termination by the Company for cause or without cause, Employee shall not, in the United States of America, engage, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business.

                  (b) NON-SOLICITATION OF CUSTOMERS. Employee agrees that during his employment with the Company he shall not, directly or indirectly, solicit the business of, or do business with, any customer or prospective customer of the Company for any business purpose other than for the benefit of the Company. Employee further agrees that for one
         (1) year following termination of his employment with the Company, including without limitation termination by the Company for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with, any customers or prospective customers of the Company.

                  (c) NON-SOLICITATION OF EMPLOYEES. Employee agrees that, during his employment with the Company and for one (1) year following termination of Employee's employment with the Company, including without limitation termination by the Company for cause or without cause, Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the employment of the Company for any reason whatsoever, or hire any employee of the Company except into the employment of the Company.

         14. VESTING OF OPTIONS AND RESTRICTED STOCK; EMPLOYEE BENEFITS.

                  (a) Upon the consummation of a Change in Control prior to the expiration of the Protected Term,

                           (i) all options to purchase Company stock then held
                  by Employee shall be fully vested and exercisable in full as of such date;

                           (ii) all shares of restricted Company stock issuable
                  to Employee under outstanding restricted stock awards made to Employee prior to the date of such Change in Control shall be issued to Employee as of such date; and

                           (iii) the restrictions applicable to all shares of
                  restricted stock then held by Employee (including shares issued pursuant to subsection (ii) above) shall lapse as of such date.

                  (b) Except as otherwise expressly provided herein, no termination of Employee's employment with the Company will affect any rights which Employee may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits.

         15. WITHHOLDING OF TAXES. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or governmental regulation or ruling.

         16. SUCCESSORS AND BINDING AGREEMENT.

                  (a) The Company will require all successors (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to any substantial portion of the business or assets of the Company, by agreement in form and substance satisfactory to Employee, jointly and severally expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

                  (b) This Agreement will inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

                  (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 16(a) and 16(b) hereof. Without limiting the generality or effect of the foregoing, Employee's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Employee's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 16(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

         17. NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to Employee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

         18. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

         19. VALIDITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

         20. MISCELLANEOUS. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

         21. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

         22. TITLES. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        THE COMPANY:

                                        HEALTH CARE AND RETIREMENT
                                        CORPORATION OF AMERICA


                                        By:  _________________________________

                                        Its:   _______________________________


                                        HEALTH CARE AND RETIREMENT
                                        CORPORATION


                                        By:  _________________________________

                                        Its:   _______________________________

                                        EMPLOYEE:

                                        ______________________________________
                                        M. Keith Weikel

                                   SCHEDULE I
                                   ----------


Employee:                     M. Keith Weikel

Current Base Rate:            $325,000

Job Titles:                   Senior Executive Vice President and Chief
                              Operating Officer

                                   SCHEDULE II
                                   -----------


Annual Incentive Plan
Performance Award Plan
Stock Option Plan
Amended Restricted Stock Plan
Salary Retirement Plan (prior to January 1, 1993)
Stock Purchase and Savings Program (prior to January 1, 1993)
Senior Executive Retirement Plans
Supplemental Offset Plan
Excess and Supplemental Benefit Plans
Corporate Officer and Senior Executive Life Insurance Program
Senior Management Savings Plan
Senior Management Savings Plan For Corporate Officers
Such other benefit plans and arrangements as the Company provides, from time to time, to salaried employees generally participation in which is approved by the President.